LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

April 29, 2016

The Lazard Funds, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:	Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of The Lazard Funds, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Fundamental Long/Short Portfolio, Lazard Enhanced Opportunities Portfolio, Lazard Master Alternatives Portfolio and Lazard Capital Allocator Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, and excluding shareholder redemption fees or other transaction fees, but including the management fee stated in the Investment Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Investment Management Agreement, or LAM will bear, such excess expense.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Investment Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari
Managing Director

Accepted and Agreed To:

THE LAZARD FUNDS, INC.,

on behalf of each of the Portfolios
set forth on Schedule A hereto

By:
Stephen St. Clair
Treasurer

SCHEDULE A

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Until May 1, 2017

Lazard US Equity Concentrated Portfolio	0.95%	1.25%	0.90%
Lazard US Strategic Equity Portfolio	0.75%	1.05%	0.75%
Lazard US Mid Cap Equity Portfolio	1.05%	1.35%	1.00%
Lazard US Small-Mid Cap Equity Portfolio	1.15%	1.45%	1.10%
Lazard International Equity Portfolio	0.85%	1.15%	0.80%
Lazard International Equity Concentrated Portfolio	1.05%	1.35%	1.00%
Lazard International Equity Select Portfolio	1.05%	1.35%	1.00%
Lazard International Strategic Equity Portfolio	1.15%	1.45%	1.10%
Lazard International Small Cap Equity Portfolio	1.13%	1.43%	1.08%
Lazard Global Equity Select Portfolio	1.10%	1.40%	1.05%
Lazard Global Strategic Equity Portfolio	1.10%	1.40%	1.05%
Lazard Emerging Markets Core Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Developing Markets Equity Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Equity Blend Portfolio	1.30%	1.60%	1.25%
Lazard Emerging Markets Debt Portfolio	1.00%	1.30%	0.95%
Lazard Emerging Markets Income Portfolio	0.90%	1.20%	0.85%
Lazard Explorer Total Return Portfolio	1.20%	1.50%	1.15%
Lazard US Corporate Income Portfolio	0.55%	0.85%	0.55%
Lazard US Short Duration Fixed Income Portfolio	0.40%	0.70%	0.35%
Lazard Global Fixed Income Portfolio	0.75%	1.05%	0.70%
Lazard US Realty Income Portfolio	1.00%	1.30%	0.95%
Lazard Global Realty Equity Portfolio	1.00%	1.30%	1.00%
Lazard Enhanced Opportunities Portfolio	1.70%	1.95%	1.65%
Lazard Fundamental Long/Short Portfolio	1.70%	1.95%	1.65%
Lazard Capital Allocator Opportunistic Strategies Portfolio	1.02%	1.32%	1.02%
Lazard Global Dynamic Multi Asset Portfolio	0.90%	1.20%	0.90%

Through May 29, 2017

Lazard International Equity Advantage Portfolio	0.90%	1.20%	0.85%
Lazard Managed Equity Volatility Portfolio	0.75%	1.05%	0.70%
Lazard Emerging Markets Equity Advantage Portfolio	1.10%	1.40%	1.05%

Through April 29, 2026

Lazard Emerging Markets Multi Asset Portfolio	1.30%	1.60%	1.25%

		Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Institutional Shares	Open Shares	R6 Shares

Lazard Global Listed Infrastructure Portfolio	1.30%	1.60%	1.25%
Lazard US Realty Equity Portfolio	1.05%	1.35%	1.00%

From May 1, 2017 through April 29, 2026

Lazard US Equity Concentrated Portfolio	1.10%	1.40%	1.05%
Lazard International Equity Select Portfolio	1.15%	1.45%	1.10%
Lazard Emerging Markets Debt Portfolio	1.10%	1.40%	1.05%